UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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BABCOCK & WILCOX ENTERPRISES, INC.
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SUPPLEMENT TO THE PROXY STATEMENT
FOR THE BABCOCK & WILCOX ENTERPRISES, INC.
2019 ANNUAL MEETING OF STOCKHOLDERS
This proxy statement supplement, dated June 6, 2019 (this “Supplement”), supplements, updates and amends the definitive proxy statement of Babcock & Wilcox Enterprises, Inc. filed with the Securities and Exchange Commission on May 13, 2019 (the “Proxy Statement”) relating to our 2019 Annual Meeting of Stockholders (the “Annual Meeting”). This Supplement should be read in conjunction with the Proxy Statement. All terms used in this Supplement and not otherwise defined herein have the same meanings given to them in the Proxy Statement.
We are providing this Supplement in connection with Proposal 6 contained in the Proxy Statement, which asks stockholders to approve several transactions designed to strengthen our financial position and preserve equity value for all of our stockholders. We refer to these transactions as the “Equitization Transactions” in the Proxy Statement.
Background and Reasons for the Equitization Transactions
Throughout 2018, we faced significant financial and liquidity challenges as a result of our European Vølund EPC loss contracts, challenges which intensified as the year progressed. Notwithstanding the substantial efforts made to stabilize our financial condition, certain of our European Vølund EPC loss contracts continued to impose significant liquidity challenges that threatened to force us to seek bankruptcy protection. Further, we were unable to avoid repeated breaches of covenants and defaults under our U.S. credit agreement, which put increased pressure on us to find a suitable refinancing solution in order to avoid bankruptcy.
Initial Refinancing Attempts During January and February 2019 Are Unsuccessful
In early 2019, at the urging of the lenders under our revolving credit facility, management asked Ducera Partners LLC (“Ducera”) and B. Riley FBR, Inc. (“B. Riley FBR”), the investment banking subsidiary of B. Riley, to seek $100 million of new last-out secured financing to address our looming liquidity challenges. Ducera and B. Riley FBR were selected by management because of, among other reasons, their familiarity with us and their experience, qualifications and reputation in connection with sourcing financing for distressed companies.
Ducera and B. Riley FBR provided the financing opportunity to more than 30 financing sources in the special situations lending market. Of these, more than 20 signed non-disclosure agreements, which enabled them to receive, among other confidential information, information regarding our future business plans, our European Vølund EPC loss contracts and our expected liquidity needs. In addition, we held in-person and telephonic management meetings and discussions with 12 of these financing sources. After experiencing general disinterest from the parties contacted, Ducera and B. Riley FBR evaluated various enhancements to the proposed financing package with certain of these potential financing sources, including a first lien position on portions of our European business. By the end of February 2019, none of the potential financing sources approached by Ducera and B. Riley FBR were willing to provide written proposals for financing outside of bankruptcy on any terms.

Further Refinancing Attempts During Early March 2019 Are Also Unsuccessful
In early March 2019, as the prospects for a settlement of our remaining European Vølund EPC loss contracts improved, at the direction of our management, Ducera again approached several of the initial financing sources it had previously approached to seek a reduced last-out secured financing of $70 million, coupled with a $70 million equity financing. Once again, none of these potential financing sources were willing to provide proposals on any terms.
With No Viable Alternatives, B. Riley Makes Rescue Financing Proposal in Mid-March 2019
By mid-March 2019, with the outlook for a successful refinancing appearing increasingly unlikely, B. Riley informed us that it had begun considering a rescue financing proposal. As a result, we determined that B. Riley FBR should no longer act in any advisory capacity to us and should receive no fees or other consideration for services previously rendered to us.
On March 15, 2019, Ducera received a written financing proposal from B. Riley to provide an additional $140 million last-out term loan under our U.S. credit agreement. Part of this additional last-out term loan would be repaid through a $50 million rights offering to be conducted at a price of $0.30 per share. The proposal also specified, among other things, that (1) B. Riley have the right to appoint four members of our Board, (2) Vintage exchange its outstanding $35.1 million of last-out term loans for common stock, (3) B. Riley receive pre-emptive rights over future equity issuances, (4) B. Riley would receive a 2% fee for structuring the financing and receive reimbursement for certain transaction-related expenses, and (5) B. Riley be given a 30-day exclusivity period to negotiate final documentation for the financing. The Board discussed the terms of this proposal with representatives of Ducera at a meeting held on March 17, 2019. During this meeting, representatives of Ducera confirmed to the Board, in response to questions from the Board, that, in Ducera's experience, the financial terms proposed by B. Riley were reasonable under the circumstances and that no other financing proposals had been received to date despite extensive solicitation efforts.
At approximately the same time, several of our vendors and counterparties began to squeeze our liquidity even further, requiring pre-payment and demanding other tightened commercial and payment terms. As a result, management determined that an immediate injection of $10 million was required in order to give us sufficient liquidity to avoid seeking immediate bankruptcy protection for three weeks while we negotiated a more fulsome financing. With our revolving credit facility almost fully drawn and faced with no alternative financing sources that could act fast enough, we asked B. Riley if it would be willing to fund an additional $10 million last-out term loan on the same general terms as our then existing last-out term loan. B. Riley promptly agreed and, within approximately 24 hours, had funded the loan.
With the immediate liquidity crisis averted, over the next three weeks, representatives of each of Ducera, King & Spalding LLP (counsel to the Company), and B. Riley, Vintage and their respective legal counsel engaged in extensive discussions and negotiations concerning the terms of B. Riley’s rescue financing proposal. These negotiations focused on, among other things, the proposed terms (including interest rate, covenant package and make-whole repayment provisions) for the additional last-out term loan, the size of the additional financing and the related rights offering, the possibility of issuing convertible preferred stock in lieu of a last-out term loan, the subscription price for the rights offering, the number of directors B. Riley would be entitled to appoint and the issuance of warrants to B. Riley or its designees. Representatives of Ducera took the lead role in negotiating the financial terms of B. Riley’s rescue financing proposal, including the Equitization Transactions, on our behalf.
During this same period, and with progress continuing on a potential settlement with respect to our remaining European Vølund EPC loss contracts, Ducera again approached six of the financing sources it had previously approached to conduct a “market check” and determine whether any of those parties had interest in making an alternative financing proposal that would be superior to B. Riley’s proposal. Despite discussions with several financing sources, including our largest stockholder, none of the financing sources contacted were willing to provide a financing proposal on any terms.
On April 2, 2019, we filed our annual report on Form 10-K for the year ended December 31, 2018. In that report, we disclosed that we would need additional amendments to, or waivers under, our U.S. credit agreement, as well as additional financing, prior to April 5, 2019 to continue as a going concern. We also disclosed that we were in active discussions with certain of our related parties regarding their provision of such additional financing and that it was possible we may seek stockholder approval for a reverse stock split (i.e., Proposal 8) and engage in a rights offering and other equity transactions, such as issuing warrants with a de minimis strike price, that could result in substantial dilution to our stockholders (i.e., the approval of the Equitization Transactions contained in Proposal 6).
Board Oversight Generally and Approval of the Equitization Transactions Specifically
In the course of evaluating potential financing arrangements, the Board met 19 times in 2019 prior to the announcement of the Equitization Transactions. During these meetings, the Board received regular, detailed updates from management and our outside advisors regarding, among other matters, our deteriorating liquidity position and efforts to obtaining financing necessary to continue as a going concern. During this period, the Board considered alternatives to preserve and maximize stockholder value and was advised by Ducera, Wachtell, Lipton, Rosen & Katz, which has served as special counsel to the Board since 2015, and King & Spalding LLP, which is corporate counsel to the Company. The Board was also advised by Alvarez & Marsal, who advises us on cash management and liquidity matters, among other things, as described in greater detail below. Furthermore, from time to time during the period in which the Board was considering B. Riley’s rescue financing proposal, the Board met in executive session without Messrs. Kahn and Young being present due to their respective relationships with Vintage and B. Riley.
On April 3, 2019, the Board formally considered and approved B. Riley’s rescue financing proposal, including the Equitization Transactions. At this meeting, representatives of Ducera confirmed that they had again reached out to certain potential financing sources they believed could act quickly, including our largest stockholder, and that each of these financing sources affirmatively declined to make a proposal. The Board discussed at length its views that rejection of the B. Riley rescue financing proposal would necessitate that we seek bankruptcy protection.

The Board’s advisors agreed and advised the Board that, in a bankruptcy proceeding, the value of our business and assets would likely be used to satisfy the claims of our secured lenders and other creditors, leaving little, if any, value for our stockholders. These creditors would include creditors under certain of our contingent liabilities, such as letters of credit which would be drawn following a bankruptcy proceeding. Moreover, a bankruptcy proceeding would be expensive and highly disruptive, further deteriorating the value of our business and our assets. A bankruptcy proceeding would also have required substantial debtor-in-possession financing, and our secured lenders (a likely source of that financing) indicated that they would only provide such funding if we pursued a sale of substantially all of our assets. Accordingly, the Board determined that a bankruptcy filing should be avoided if an otherwise reasonable alternative existed.
Due to our immediate liquidity needs and inability to otherwise continue as a going concern, the significant time and resources necessary to obtain a fairness opinion or performing a valuation analysis, and the lack of other viable financing alternatives based on the extensive work completed by Ducera in surveying the market for alternative financing proposals, the Board did not request and did not obtain a fairness opinion or any other valuation analysis with respect to the pricing of the Equitization Transactions.
In light of the totality of these discussions and other relevant considerations, the Board concluded that B. Riley’s rescue financing proposal was our best reasonably available alternative under the circumstances to preserve equity value for all of our stockholders. In approving B. Riley’s rescue financing proposal, including the Equitization Transactions, Mr. Bartoli (as a member of management) and Mr. Kahn were excused from the meeting and did not vote on the proposal.
Certain Unaudited Prospective Financial Information
We do not, as a matter of course, publicly disclose long-term financial projections as to future financial performance, earnings or other results. We do not disclose this information due to, among other reasons, the unpredictability of the underlying assumptions and estimates and the inherent unreliability of such projections. To assist the Board in its evaluation of B. Riley's rescue financing proposal, including the Equitization Transactions, management prepared financial projections through fiscal year 2023 for certain financial measures (the “Management Projections”). The Management Projections reflect management’s best available estimates and judgment regarding our future liquidity at the time they were prepared and provided to the Board at its April 3, 2019 meeting.
The Management Projections were not prepared with a view to public disclosure and are included in this Supplement only because such information was provided to the Board. The Management Projections were not prepared with a view to complying with generally accepted accounting principles as applied in the United States (“GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm, has not examined, compiled, or performed any procedures with respect to the Management Projections. Accordingly, Deloitte does not express an opinion or any other form of assurance with respect thereto. The Management Projections included in this Supplement have been prepared by, and are the responsibility of, our management, and are subjective in many respects.
Although the Management Projections are presented with numerical specificity, the Management Projections reflect estimates made by our management as to future events that our management believed were reasonable at the time they were prepared and numerous assumptions with respect to our ability to achieve strategic goals, objectives, and targets, industry performance, regulatory environment, general business, economic, market, and financial conditions and other important factors that may affect actual results and cause the Management Projections not to be achieved. In addition, the Management Projections cover multiple future years, and such information by its nature is less reliable in predicting each successive year. The Management Projections constitute forward-looking statements and do not take into account any circumstances or events occurring after the date that they were prepared. Further, the Management Projections assume funding of the Tranche A-3 last-out term loans and the realization of our targeted $100 million in annual cost savings, as well as the completion in September 2019 of the Equitization Transactions. As a result, there can be no assurance that the Management Projections will or would be realized, and actual results may be materially better or worse than those contained in the Management Projections. For information on factors that may cause our future results to materially vary, see the section entitled “Cautionary Statement Concerning Forward-Looking Statements” below. The inclusion of this information should not be regarded as an indication that the Board, the Company, or any of our affiliates or our or their respective directors, officers, employees, or advisors or any other recipient of this information considered, or now considers, the Management Projections to be material information or predictive of actual future results nor should it be construed as financial guidance, and the Management Projections should not be relied upon as such.
The Management Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in our public filings with the SEC. Management reviewed the Management Projections with the Board, which only considered the Management Projections in connection with its evaluation and approval of B. Riley’s rescue financing proposal, including the Equitization Transactions, because it had been advised by management that the Management Projections reflected management’s best available estimates and judgment regarding our future financial performance.
Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Management Projections to reflect circumstances existing after the date when our management prepared the Management Projections, or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Management Projections are shown to be in error.
Furthermore, the adjusted EBITDA measure included in the Management Projections is a non-GAAP financial measure. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, or superior to, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by us may not be comparable to similarly titled amounts used by other companies. We calculate adjusted EBITDA as operating income before depreciation, amortization and other gains or charges that are not related to our core operations; adjusted EBITDA excludes depreciation and amortization and other non-routine items such as restructuring charges, litigation and settlement costs, impairments, gains or losses on asset or business disposals, advisory fees required under the terms of our U.S. credit agreement, and other matters.
It is not possible for us to identify the amount or significance of all future adjustments associated with potential non-routine costs that we adjust in our presentation of adjusted EBITDA. These items are dependent on future events and/or market inputs that are not reasonably estimable at this time. Accordingly, management is unable to reconcile without unreasonable effort its forecasted adjusted EBITDA presented below to a comparable GAAP operating income. However, B&W’s full-year adjusted EBITDA guidance excludes the following estimable adjusting items: depreciation and amortization of approximately $26 million in 2019, approximately $20 million in 2020 and approximately $15 million in 2021 and thereafter, settlement cost to exit a Vølund contract of $6.5 million, restructuring costs of approximately $10 million in 2019, financial advisory services costs and other professional fees of approximately $25 million 2019.
In light of the foregoing factors and the uncertainties inherent in the Management Projections, stockholders are cautioned not to rely on the Management Projections.
The following tables provide certain metrics reflected in the Management Projections:

($ in thousands)	FY 2019	FY 2020	FY 2021	FY 2022	FY 2023
Adjusted EBITDA	$38,530	$82,685	$94,812	$101,425	$103,814
Certain Information Concerning Our Advisors
Under the terms of our engagement with Ducera, we paid Ducera a transaction fee of $2.2 million for financial advisory services provided to us by Ducera in connection with the Equitization Transactions.We also agreed to reimburse Ducera’s reasonable expenses, subject to a cap, and to indemnify Ducera, its affiliates, their respective members, managers, directors, officers, partners, agents and employees, and any controlling person of Ducera and its affiliates, against certain liabilities and expenses relating to or arising out of Ducera’s engagement. Beginning July 1, 2019, we have agreed to pay Ducera a quarterly cash fee of $75,000 for ongoing financial advisory services. Ducera has provided various services to us since July 2017. In the two years prior to the approval of the Equitization Transactions, Ducera received approximately $3.4 million from us in connection with such services. In the two years prior to the approval of the Equitization Transactions, Ducera did not receive fees for services rendered to B. Riley, Vintage or any of their respective affiliates. Ducera and its affiliates may provide financial or other services to the Company, B. Riley, Vintage or our or their respective affiliates in the future and in connection with any such services Ducera may receive compensation.

In the two years prior to the approval of the Equitization Transactions, we paid Alvarez & Marsal approximately $21.1 million in connection with services they provided as required under the terms of our U.S. credit agreement, including services related to the Equitization Transactions and our recent amendments to our U.S. credit agreement and the provision of financial advisory services, such as liquidity analysis, activities related to cost reduction initiatives and provision of our Chief Implementation Officer. Alvarez & Marsal is generally paid on an hourly basis for services provide to us, with a fixed monthly fee being paid for persons serving as our officers, and none of their compensation was contingent upon the approval of the Equitization Transactions.
Recent Trading Prices for BW Common Stock
The closing price of our common stock on the NYSE on April 3, 2019, the date the Board approved the B. Riley rescue financing proposal, including the Equitization Transactions, was $0.3002 per share. The closing price of our common stock on the NYSE declined to as low as $0.2259 on April 4, 2019 prior to our announcement of the execution of the B. Riley rescue financing proposal, including the Equitization Transactions. The closing price of our common stock on the NYSE on June 5, 2019, the day before the filing of this Supplement, was $0.4498 per share.
Certain Considerations Relevant to the Equitization Transactions
The following information supplements the disclosed contained in Proposal 6 of the Proxy Statement under the heading "Certain Considerations Relevant to the Equitization Transactions."
The interest rate on our outstanding last-out term loans is currently a fixed rate per annum of 7.5% payable in cash and 8% payable in kind. If we complete the 2019 rights offering during the Last-Out Term Loan Prepayment Period, which ends on October 5, 2019 (as such date may be extended under our U.S. credit agreement), the interest rate on our outstanding last-out term loans will become a fixed rate per annum of 12% payable in cash. If we are unable to complete the 2019 rights offering within the Last-Out Term Loan Prepayment Period, the interest rate on our outstanding last-out term loans will become a fixed rate per annum of 7.5% payable in cash and 10.5% payable in kind. If the 2019 rights offering is not completed within the Last-Out Term Loan Prepayment Period, we estimate that it would result in approximately an additional $18.0 million of interest and principal payable by us on our last-out term loans during the period from October 5, 2019 (assuming the Last-Out Term Loan Prepayment Period is not extended) through the maturity date of the last-out term loans. In addition, the Equitization Transactions are expected to reduce our debt balance by approximately $85 million. If we are unable to complete the Equitization Transactions at all, or during the Last-Out Term Loan Prepayment Period, the increased amount of our outstanding indebtedness could impair our future efforts to refinance our indebtedness in the future, including our ability to refinance the revolving credit facility portion of our U.S. credit agreement that must be refinanced prior to March 15, 2020 in order to avoid default and to avoid up to approximately $17 million in deferred amendment and ticking fees payable to our revolving credit facility lenders if we are unable to refinance the revolving credit facility prior to December 15, 2019.

Litigation Relating to the Equitization Transactions
On May 28, 2019, a putative class action complaint was filed against the Board in the Court of Chancery of the State of Delaware. The complaint is captioned Price v. Avril, et al., C.A. No. 2019-0393-JRS (Del. Ch.). The complaint asserts, among other things, that the Board breached its fiduciary duties for failing to disclose all material information necessary for a fully-informed vote on the Equitization Proposals. Among other remedies, the plaintiff seeks to enjoin a vote on Equitization Proposals, as well as damages, costs and attorneys’ fees.
In addition, on June 3, 2019, a second putative class action complaint was filed against the Board, the Company and Mr. Young in the United States District Court for the District of Delaware. The complaint is captioned Kent v. Babcock & Wilcox Enterprises, Inc., et. al., No. 1:19-cv-01032-MN (D. Del.). The complaint asserts, among other things, claims under Sections 14(a) and 20(a) of the Exchange Act for allegedly causing a materially incomplete and misleading proxy statement to be filed with the SEC on May 13, 2019 and subsequently distributed to our stockholders. Among other remedies, the plaintiff seeks an order requiring additional disclosures and to enjoin the Equitization Transactions, as well as damages, costs and attorneys’ fees.
The outcome of the pending and any additional future litigation is uncertain. If any case is not resolved, the lawsuit could prevent or delay completion of the Equitization Transactions and result in substantial costs to the Company, including any costs associated with the indemnification of directors and officers. One of the conditions to the completion of the Equitization Transactions is that no order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Equitization Transactions shall be in effect. As such, if plaintiffs are successful in obtaining an injunction prohibiting the completion of the Equitization Transactions on the agreed-upon terms, then such injunction may prevent the Equitization Transactions from being completed at all or within the expected timeframe.
Both Leading Proxy Advisors Recommend Approval of Equitization Transactions
Both leading independent proxy advisory firms, Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) have recommended that our stockholders vote “FOR” Proposal 6 approving the Equitization Transactions, as well as Proposals 5 and 7 which are also necessary for us to complete the Equitization Transactions.
Voting Recommendation
The Board recommends that stockholders vote “FOR” the approval of Proposal 6 to approve the Equitization Transactions. The proxy holders will vote all proxies received for approval of Proposal 6 unless instructed otherwise. Approval of Proposal 6 requires the affirmative vote of a majority of the shares cast on the matter. Because abstentions are not counted as votes on this proposal, they will have no effect on the outcome of Proposal 6. Broker non-votes will not have any effect on Proposal 6.

Cautionary Note Regarding Forward-Looking Statements
This Supplement contains forward-looking statements. You should not place undue reliance on these statements. Statements that include the words "expect," "intend," "plan," "believe," "project," "forecast," "estimate," "may," "should," "anticipate" and similar statements of a future or forward-looking nature identify forward-looking statements.
These forward-looking statements address matters that involve risks and uncertainties and include statements that reflect the current views of our management with respect to our financial performance and future events with respect to our business and industry in general. There are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Differences between actual results and any future performance suggested in our forward-looking statements could result from a variety of factors, including the following: our ability to continue as a going concern; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives, surety bonds, letters of credit and similar financing; our ability to satisfy requirements under our U.S. credit agreement; our ability to obtain all required stockholder and regulatory approvals for the Equitization Transactions and all related transactions and proposals; our ability to complete the contemplated Equitization Transactions and all related transactions in a timely manner, if at all; the highly competitive nature of our businesses; general economic and business conditions, including changes in interest rates and currency exchange rates; general developments in the industries in which we are involved; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; our ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, partners or suppliers to perform their obligations on time and as specified; our ability to realize anticipated savings and operational benefits from our restructuring plans, and other cost-savings initiatives; our ability to successfully address remaining items and any warranty obligations within our accrued estimated costs for our Vølund & Other Renewable segment; our ability to successfully partner with third parties to win and execute contracts within the Vølund & Other Renewable segment; changes in our effective tax rate and tax positions, including any limitation on our ability to use our net operating loss carryforwards and other tax assets as a result of an "ownership change" under Section 382 of the Internal Revenue Code; our ability to maintain operational support for our information systems against service outages and data corruption, as well as protection against cyber-based network security breaches and theft of data; our ability to protect our intellectual property and renew licenses to use intellectual property of third parties; our use of the percentage-of-completion method to recognize revenue over time; our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us; changes in, or our failure or inability to comply with, laws and government regulations; actual of anticipated changes in governmental regulation, including trade and tariff policies; difficulties we may encounter in obtaining regulatory or other necessary permits or approvals; changes in, and liabilities relating to, existing or future environmental regulatory matters; changes in actuarial assumptions and market fluctuations that affect our net pension liabilities and income; potential violations of the Foreign Corrupt Practices Act; our ability to successfully compete with current and future competitors; the loss of key personnel and the continued availability of qualified personnel; our ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with our retirement benefit programs; social, political, competitive and economic situations in foreign countries where we do business or seek new business; the possibilities of war, other armed conflicts or terrorist attacks; the willingness of customers and suppliers to continue to do business with us on reasonable terms and conditions as well as our ability to successfully consummate strategic alternatives for non-core assets, if we determine to pursue them; and our ability to maintain the listing of our common stock on the NYSE. These factors include the other risks set forth under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.
These factors are not necessarily all the factors that could affect us. We assume no obligation to revise or update any forward-looking statement included in this Supplement for any reason, except as required by law.